Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between LeMaitre Vascular, Inc., a Delaware corporation with an address at 63 Second Avenue, Burlington, Massachusetts (the “Company”) and Joseph P. Pellegrino, an individual with a residence at 68 Beacon Street, Boston, MA (the “Executive”) as of April 20, 2006.

IN CONSIDERATION of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.

“Board” means the Board of Directors of the Company.

“Cause” means any of (a) the Executive’s continued failure to perform the Executive’s duties with the Company for thirty (30) days after a written demand for performance is delivered to the Executive by the Company’s Chief Executive Officer (the “CEO”) or Chief Financial Officer (the “CFO”) which specifically identifies the manner in which the Executive has not performed the Executive’s duties, (b) the engaging by the Executive in acts of dishonesty or moral turpitude, illegal conduct or gross misconduct, including, without limitation, fraud, misrepresentation, theft, embezzlement, (c) the Executive’s violation of company policy or refusal to follow a lawful directive of the CEO, the CFO or the Board, which violation or refusal is not remedied within ten (10) days after receipt of notice thereof from the Company, (d) the Executive’s breach of this Agreement or the Employee Obligations Agreement, (e) the engaging by the Executive in conduct that is likely to affect adversely the business and/or reputation of the Company or (f) the death or Disability of the Executive.

“Change of Control” means a transfer of greater than fifty (50%) percent of the voting securities of the Company from the prior controlling parties to any other parties not directly or indirectly affiliated with such prior controlling parties, subject to the following: (a) Any event occasioned by the sale of voting securities to the public under the Securities Act of 1933 shall not constitute a “Change of Control” and from and after any such event a “Change of Control” shall not be deemed to have occurred, notwithstanding any other provision of this Agreement. (b) Any event occasioned by a corporate reorganization shall not constitute a “Change of Control.” (c) The sale of all or substantially all of the assets of the Company shall constitute a “Change of Control.”

“Compensation Committee” means the Compensation Committee of the Board.

“Disability” means the inability to engage in the performance of the Executive’s duties with the Company for a period of at least one-hundred eighty (180) days in any three hundred sixty (360) day period by reason of a physical or mental impairment, with reasonable accommodations.

“Employee Obligations Agreement” means that certain Employee Obligations Agreement between the Company and the Executive dated April 20, 2006.

“Lump Sum Payment” shall mean a single payment of the applicable sum hereunder, paid to the Executive no later than thirty (30) days from the execution and delivery of the release referenced in Section 5.2(b).

“Severance Pay” shall mean: (a) in the event of a Termination prior to or on December 11, 2006, $50,000; (b) in the event of a Termination following December 11, 2006, the greater of $100,000 or two (2) weeks of the Executive’s base salary as of the date of Termination for each completed twelve-month period of the Executive’s service prior to the Termination, in all cases less applicable withholding and other taxes.

“Termination” means a termination of employment of the Executive by the Company without Cause. Notwithstanding anything to the contrary herein, a “Termination” shall not include termination of the employment of Executive in connection with a merger, reorganization, sale of the Company’s business, assets or similar transaction, provided that the Executive is immediately rehired on comparable terms by the Company’s successor entity. For the avoidance of doubt, a “Termination” shall not include a termination of employment of the Executive (a) by the Company for Cause; or (b) by the Executive.

2.	EMPLOYMENT AND SCOPE.

2.1 The Company hereby employs the Executive and the Executive hereby accepts employment as Executive Vice President – Finance, on the terms and conditions more fully set forth herein. The Executive’s initial responsibilities shall include but not be limited to acting as Executive Vice President – Finance and such other duties and responsibilities that may be assigned by the Company from time to time.

2.2 The Executive will use best efforts to faithfully, diligently and efficiently perform such duties on behalf of the Company consistent with such office as may be assigned to the Executive from time to time by the Company. The Executive agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time. The Executive’s actions shall at all times be consistent with and further the interests of the Company. Under no circumstances will the Executive knowingly take any action contrary to the best interests of the Company.

3.	PLACE OF WORK.

The Executive shall primarily perform the duties assigned hereunder at the Company’s corporate headquarters, presently located in Burlington, Massachusetts.

4.	COMPENSATION AND BENEFITS.

4.1 Compensation: The Executive’s initial compensation package shall consist of the following:

(a) Salary: The Executive shall receive a base salary at a rate of $205,000 in 2006, such salary to be paid in accordance with the Company’s normal payroll procedures and subject to applicable tax deductions and withholdings. The salary shall be reviewed annually in accordance with the Company’s review policy. Modification of the Executive’s salary, if any, shall be in the Company’s discretion, consistent with industry norms, Company norms, and norms of the Company’s Executive Committee (in all instances taking into account the Executive’s Stock Option grant referred to in section 4.1 (c) below). Any modification is subject to the approval of the Compensation Committee and shall be notified to the Executive in writing.

(b) Bonus: The Executive shall be eligible to earn an annual performance bonus that shall, in 2006, equal $45,000 at plan, and shall in successive years approximate at plan eighteen

(18%) percent of the Executive’s then-current total cash compensation under Sections 4.1(a) and 4.1(b) hereof, based upon achievement of tangible, pre-determined success measures as may be designated by the Company from time to time. The Company shall determine the success measures annually, in consultation with Executive. Any modification is subject to the approval of the Compensation Committee and shall be notified to the Executive in writing.

(c) Stock Options: Subject to the prior approval of the Compensation Committee, the Executive shall receive (i) an Incentive Stock Option for 33,952 shares of the Company’s Common Stock, vesting over 4 years, and (ii) a Non-Qualified Stock Option for 66,048 shares of the Company’s Common Stock, vesting over 4 years, each at the then-current fair market value as determined by the Board of Directors. Such awards shall be governed by the Company’s 2004 Stock Option Plan and shall be conditioned upon the Executive’s execution of stock option agreements with the Company on the Company’s then-current standard form, with such modifications as necessary to provide that, immediately following a Change of Control, one half of the Executive’s then-unvested shares will immediately become vested.

4.2 Benefits: The Executive shall be eligible to receive the various benefits offered by the Company to its employees, including holidays, four (4) weeks vacation, medical, dental, disability, 401(k), and life insurance, and such other benefits as may be determined from time to time by the Company. These benefits may be modified or eliminated from time to time at the sole discretion of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document.

4.3 Expenses: Executive shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred for the Company’s business (including travel and entertainment) in accordance with the policies, practices and procedures of the Company.

5.	TERMINATION OF EMPLOYMENT

5.1 Employment-At-Will: The Executive acknowledges and understands that his employment with the Company is at-will and, subject to the Company’s severance obligations set forth in Section 5.2 below, can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter the Executive’s at-will employment status or obligate the Company to continue to employ the Executive for any specific period of time, or in any specific role or geographic location.

5.2 Severance

(a) Upon a Termination of the Executive, provided that the Executive complies with Section 5.2(b) below, and subject to Section 6 below, the Executive shall receive the Severance Pay as a Lump Sum Payment.

(b) The receipt by the Executive of the Severance Pay shall be in full and final satisfaction of the Executive’s rights and claims under this Agreement (or otherwise) and is subject to and conditioned upon (i) the Executive’s delivery of a signed non-disparagement agreement and release of known and unknown claims related to the Executive’s employment in a form satisfactory to the Company, (ii) the resignation by the Executive as an officer of the Company, and (iii) the Executive’s delivery to the Company of all property of the Company which may be in the Executive’s possession, custody or control, all of which shall occur within thirty (30) days of a Termination otherwise the Executive shall forfeit his right to the Severance Pay.

6.	EMPLOYEE OBLIGATIONS AGREEMENT.

The Executive hereby ratifies and confirms each of the terms of the Employee Obligations Agreement. If the Executive in any manner breaches the Employee Obligations Agreement, then the Company’s duty to pay any Severance Pay to the Executive shall terminate and the Executive shall immediately reimburse the Company for any payment of Severance Pay previously delivered by the Company. The foregoing shall not be the Company’s exclusive remedy for a breach of the Employee Obligations Agreement and shall be in addition to any other damages available at law or equity.

7.	GENERAL

7.1 This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Commonwealth of Massachusetts, without giving effect to conflict of law principles.

7.2 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement and the Employee Obligations Agreement contain the entire agreement of the parties relating to the subject matter hereof and supersede all oral or written employment, consulting, change of control or similar agreements between the Executive, on the one hand, and the Company, on the other hand. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Executive are personal and may be performed only by him.

7.4 The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE /s/ Joseph P. Pellegrino Joseph P. Pellegrino	LEMAITRE VASCULAR, INC. By: /s/ George W. LeMaitre Name: George W. LeMaitre Its: Chairman, President and CEO

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